                                   EXHIBIT 99A


         HOUSTON, July 12 -- Nuevo Energy Company (NYSE:NEV) announced today that it has authorized a new issuance of $260 million of 9 1/2% senior subordinated notes due June 1, 2008. The Company is offering to exchange the new notes for its outstanding $160 million of 9 1/2% senior subordinated notes due 2006 and $100 million of 8 7/8% senior subordinated notes due 2008.

         For holders who validly tender and do not withdraw their old notes on or before the solicitation date described below, the Company will pay the following consideration:

         o $1,000 principal amount of new notes plus $15.00 in cash for each $1,000 principal amount of old 9 1/2% notes; and

         o $1,000 principal amount of new notes for each $1,000 principal amount of 8 7/8% notes plus a cash payment by the noteholder of $8.75 for each $1,000 principal amount tendered.

         The solicitation date is 5:00 p.m., New York City time, on July 26, 1999, unless extended.

         For holders who validly tender after the solicitation date and do not withdraw their old notes on or before the expiration date described below, the Company will pay the following consideration:

         o $1,000 principal amount of new notes for each $1,000 principal amount of old 9 1/2% notes; and

         o $990 principal amount of new notes for each $1,000 principal amount of 8 7/8% notes plus a cash payment by the noteholder of $8.75 for each $1,000 principal amount tendered.

         The Company will pay accrued interest in cash to the date of closing of the exchange offers on each old note accepted for exchange.

         The expiration date is 5:00 p.m., New York City time, on August 10, 1999, unless extended or earlier terminated.

         In connection with the exchange offers, the Company is soliciting consents to proposed amendments to the indentures under which the old notes were issued. These amendments delete most of the covenants in the old indentures.

         The purpose of the exchange offers is to combine the Company's two existing issues of senior subordinated notes into a single new issue in the aggregate principal amount of $260 million. The purpose of the consent solicitations is to streamline the Company's covenant structure and to provide the Company with additional flexibility to pursue its operating strategy. The covenants for the new notes will be identical to those in the 8 7/8% indenture except for changes described in an offering memorandum being sent to holders.

         The exchange offers are conditioned on receipt of tenders of at least a majority of the outstanding principal amount of old 9 1/2% notes and at least a majority of the outstanding principal amount of 8 7/8% notes and satisfaction of other customary conditions. Both the exchange offers will be closed at the same time.

         The new notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements. The Company is offering the new notes only to qualified institutional buyers as defined in Rule 144A and to institutional accredited investors as defined in Regulation D. The Company has agreed to use its reasonable best efforts to register the new notes after the closing of the exchange offers.

         Requests for copies of documents or for technical assistance in participating in the exchange offers should be directed to D.F. King & Co., Inc. at (212) 269-5550 or toll free at (800) 829-6551.

         Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Nuevo's principal domestic properties are located onshore and offshore California and onshore the Gulf Coast region. Nuevo is the largest independent producer of oil and gas in California. The Company's international properties are located offshore the Republic of Congo and Ghana in West Africa.

         Contact: Barbara B. Forbes, Director of Investor Relations of Nuevo Energy Company, (713) 756-1652.